                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Litronic Inc.:


We consent to the use of our report dated February 26, 1999, related to the consolidated balance sheets of Litronic Inc. and subsidiary as of December 31, 1997 and 1998 and the consolidated statements of operations, shareholders' deficiency and cash flows for each of the years in the three year period ended December 31, 1998 and to the reference to our firm under the headings "Selected Financial Data-Litronic" and "Experts" in the prospectus.

                                       /s/KPMG LLP


Orange County, California

June 7, 1999